Exhibit 9.1

AMENDED AND RESTATED VOTING AND EXCHANGE TRUST AGREEMENT

MEMORANDUM OF AGREEMENT made as of the          day of                     , 2007.

B E T W E E N:	ABITIBIBOWATER CANADA INC., a corporation subsisting under the laws of Canada, (hereinafter referred to as “AbitibiBowater Canada”),

OF THE FIRST PART,

- and -	BOWATER CANADIAN HOLDINGS INCORPORATED, a corporation subsisting under the laws of the Province of Nova Scotia, (hereinafter referred to as “Bowater Holdings”),

OF THE SECOND PART,

- and -	ABITIBIBOWATER INC., a corporation incorporated under the laws of the State of Delaware, (hereinafter referred to as “AbitibiBowater”),

OF THE THIRD PART,

- and -	BOWATER INCORPORATED, a corporation subsisting under the laws of the State of Delaware, (hereinafter referred to as “Bowater”),

OF THE FOURTH PART,

- and -	CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada, (hereinafter referred to as “Trustee”),

OF THE FIFTH PART.

WHEREAS, in connection with the acquisition by Bowater of Avenor Inc. (“Avenor”), AbitibiBowater Canada (formerly known as Bowater Canada Inc.) issued non-voting exchangeable shares of its capital (the “Exchangeable Shares”) to certain holders of common shares of Avenor which were exchangeable, in accordance with their terms, for shares of Bowater common stock (the “Bowater Common Shares”);

WHEREAS, in connection with the acquisition by Bowater of Avenor, AbitibiBowater Canada (formerly known as Bowater Canada Inc.), Bowater Holdings, Bowater and Computershare Trust Company of Canada (formerly known as Montreal Trust Company of Canada) (“Computershare”) entered into a voting and exchange trust agreement dated as of July 24, 1998 (the “Original Trust Agreement”) by virtue of which Bowater issued one share of special voting stock to Montreal Trust Company of Canada for the benefit of the holders of the Exchangeable Shares (other than Bowater and its affiliates);

WHEREAS in 2000, Computershare succeeded to Montreal Trust Company of Canada as Trustee under the Original Trust Agreement;

WHEREAS pursuant to a combination agreement and agreement and plan of merger dated as of January 29, 2007, as amended (the “Combination Agreement”) among Abitibi-Consolidated Inc. (“Abitibi”), Bowater, AbitibiBowater (formerly known as Alpha-Bravo Holdings Inc.), Alpha-Bravo Merger Sub Inc. and AbitibiBowater Canada (formerly known as Bowater Canada Inc.), AbitibiBowater Canada filed articles of amendment on October         , 2007 (the “Bowater Canada Articles of Amendment”), which included the following steps: (i) the changing of Bowater Canada Inc.’s name to “AbitibiBowater Canada Inc.”; (ii) the changing of each issued and outstanding Exchangeable Share into 0.52 of an Exchangeable Share; and (iii) the repeal of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in Schedule 1 to Bowater Canada Inc.’s articles of amendment filed on July 23, 1998 and the replacement of such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares with those set out in Schedule 1 to the Bowater Canada Articles of Amendment (such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule 1 to the Bowater Canada Articles of Amendment being referred to herein as the “Share Provisions”);

WHEREAS pursuant to the Combination Agreement and a plan of arrangement with respect to Abitibi and its shareholders approved by the Superior Court of Québec on August 7, 2007 (the “Plan of Arrangement”), on October [ ], 2007, AbitibiBowater Canada issued additional Exchangeable Shares of its capital to certain holders of common shares of Abitibi (the arrangement effected by the Plan of Arrangement being referred to herein as the “Arrangement”);

WHEREAS pursuant to the Combination Agreement, (i) Bowater agreed and undertook that it will, and it will cause Bowater Holdings and AbitibiBowater Canada, subject to obtaining the final order in respect of the Arrangement to, amend or amend and restate the Original Trust Agreement in order to give effect to the Bowater Canada Articles of Amendment; and (ii) AbitibiBowater agreed and undertook to become a party to the Original Trust Agreement;

AND WHEREAS, in accordance with Sections 10.2 and 10.3 of the Original Trust Agreement, each of AbitibiBowater Canada, Bowater Holdings, AbitibiBowater and Bowater have: (i) removed Computershare as the trustee for the benefit of the Beneficiaries (as such term in defined below) under the Original Trust Agreement; and (ii) appointed the Trustee as the successor trustee for the benefit of the Beneficiaries under the Amended and Restated Trust Agreement.

NOW THEREFORE in consideration of the respective covenants and agreements provided in this amended and restated trust agreement (the “Amended and Restated Trust Agreement”)

and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Amended and Restated Trust Agreement, the following terms shall have the following meanings:

“AbitibiBowater Affiliates” means Affiliates of AbitibiBowater.

“AbitibiBowater Common Share” means one share of AbitibiBowater common stock, US$.01 par value per share.

“AbitibiBowater Meeting” has the meaning ascribed thereto in section 4.2.

“AbitibiBowater Special Voting Share” means the one share of Special Voting Stock of AbitibiBowater, which entitles the holder of record to a number of votes at meetings of holders of AbitibiBowater Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by AbitibiBowater and its Affiliates) as to which the Trustee has timely received voting instructions from Beneficiaries, which share is to be issued to, deposited with, and voted by, the Trustee as described herein.

“AbitibiBowater Successor” has the meaning ascribed hereto in section 11.1(a).

“Affiliate” of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control of”), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Trust Agreement” has the meaning ascribed thereto in the recitals hereto.

“Arrangement” has the meaning ascribed thereto in the recitals hereto.

“Automatic Exchange Rights” means the benefit of the obligation of AbitibiBowater to effect the automatic exchange of AbitibiBowater Common Shares for Exchangeable Shares pursuant to section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than AbitibiBowater and its Affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in section 4.2.

“Board of Directors” means the Board of Directors of AbitibiBowater Canada.

“Bowater Canada Articles of Amendment” has the meaning ascribed thereto in the recitals hereto.

“Bowater Common Share” has the meaning ascribed thereto in the recitals hereto.

“Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Montréal, Québec or New York, New York.

“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Combination Agreement” has the meaning ascribed thereto in the recitals hereto.

“Current Market Price” means, in respect of a AbitibiBowater Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of AbitibiBowater Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the New York Stock Exchange, or, if the AbitibiBowater Common Shares are not then quoted on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the AbitibiBowater Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of AbitibiBowater Common Shares during such period does not create a market which reflects the fair market value of a AbitibiBowater Common Share, then the Current Market Price of a AbitibiBowater Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further than any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

“Exchange Right” has the meaning ascribed thereto in section 5.1.

“Exchangeable Shares” has the meaning ascribed thereto in the recitals hereto.

“Insolvency Event” means the institution by AbitibiBowater Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of AbitibiBowater Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by AbitibiBowater Canada to contest in good faith any such proceedings commenced in respect of AbitibiBowater Canada within 30 days of becoming aware thereof, or the consent by AbitibiBowater Canada to the filing of any such petition or to the appointment of a receiver, or the making by

AbitibiBowater Canada of a general assignment for the benefit of creditors, or the admission in writing by AbitibiBowater Canada of its inability to pay its debts generally as they become due, or AbitibiBowater Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Share Provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Liquidation Event” has the meaning ascribed thereto in section 5.12(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in section 5.12(c).

“List” has the meaning ascribed thereto in section 4.6.

“Officer’s Certificate” means, with respect to AbitibiBowater, Bowater Holdings or AbitibiBowater Canada as the case may be, a certificate signed by any one of the Chairman of the Board, the President or any Vice-President of AbitibiBowater, Bowater Holdings or AbitibiBowater Canada, as the case may be.

“Original Trust Agreement” has the meaning ascribed thereto in the recitals hereto.

“person” includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

“Plan of Arrangement” has the meaning ascribed thereto in the recitals hereto.

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Retracted Shares” has the meaning ascribed thereto in section 5.7.

“Retraction Call Right” has the meaning ascribed thereto in the Share Provisions.

“Share Provisions” has the meaning ascribed thereto in the recitals hereto.

“Support Agreement” means that certain amended and restated support agreement made as of the same date hereof among AbitibiBowater Canada, Bowater Holdings, AbitibiBowater and Bowater.

“Trust” means the trust created by this Amended and Restated Trust Agreement.

“Trust Estate” means the AbitibiBowater Special Voting Share, any other securities, the Exchange Rights, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Amended and Restated Trust Agreement.

“Trustee” means CIBC Mellon Trust Company and, subject to the provisions of Article 10, includes any successor trustee.

“Voting Rights” means the voting rights attached to the AbitibiBowater Special Voting Share.

1.2	Interpretation Not Affected by Headings, Etc. The division of this Amended and Restated Trust Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Amended and Restated Trust Agreement.

1.3	Number, Gender, Etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Date for any Action. If any date on which any action is required to be taken under this Amended and Restated Trust Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5	References. References in this Amended and Restated Trust Agreement to articles, sections or paragraphs refer to the articles, sections or paragraphs of this Amended and Restated Trust Agreement unless otherwise stated.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust. The purpose of this Amended and Restated Trust Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the AbitibiBowater Special Voting Share in order to enable the Trustee to execute the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Amended and Restated Trust Agreement.

ARTICLE 3

ABITIBIBOWATER SPECIAL VOTING SHARE

3.1	Issue and Ownership of the AbitibiBowater Special Voting Share. AbitibiBowater hereby issues to and deposits with the Trustee, the AbitibiBowater Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Amended and Restated Trust Agreement. AbitibiBowater hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the AbitibiBowater Special Voting Share by AbitibiBowater to the Trustee. During the term of the Trust and subject to the terms and conditions of this Amended and Restated Trust Agreement, the Trustee shall possess and be vested with full legal ownership of the AbitibiBowater Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the AbitibiBowater Special Voting Share provided that the Trustee shall:

(a)	hold the AbitibiBowater Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement; and

(b)	except as specifically authorized by this Amended and Restated Trust Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the AbitibiBowater Special Voting Share and the AbitibiBowater Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Amended and Restated Trust Agreement.

3.2	Legended Share Certificates. AbitibiBowater Canada will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate. The certificate representing the AbitibiBowater Special Voting Share shall at all times be held in safe keeping by the Trustee.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights. The Trustee, as the holder of record of the AbitibiBowater Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the AbitibiBowater Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the holders of AbitibiBowater Common Shares at an AbitibiBowater Meeting (as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the AbitibiBowater Meeting is held. To the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary would otherwise be entitled, the Trustee will not have Voting Rights with respect to such Beneficiary Votes.

4.2	Number of Votes. With respect to all meetings of shareholders of AbitibiBowater at which holders of AbitibiBowater Common Shares are entitled to vote (each an “AbitibiBowater Meeting”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by AbitibiBowater or by applicable law for such AbitibiBowater Meeting (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such AbitibiBowater Meeting.

4.3	Mailings to Shareholders. With respect to each AbitibiBowater Meeting, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as AbitibiBowater utilizes in communications to holders of AbitibiBowater Common Shares) to each of the Beneficiaries named in the List referred to in section 4.6, such mailing or communication to commence on the same day as the commencement of the initial mailing or notice (or other communication) with respect thereto is given by AbitibiBowater to its shareholders:

(a)	a copy of such notice, together with any related materials to be provided to shareholders of AbitibiBowater;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such AbitibiBowater Meeting or, pursuant to section 4.7, to attend such AbitibiBowater Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of AbitibiBowater to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Trustee will not have Voting Rights with respect to such Beneficiary Votes;

(e)	a form of direction whereby the Beneficiary may direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of an AbitibiBowater Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method and deadline for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any AbitibiBowater Meeting, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by AbitibiBowater or by applicable law for purposes of determining shareholders entitled to vote at such AbitibiBowater Meeting. AbitibiBowater will notify the Trustee of any decision of the Board of Directors of AbitibiBowater with respect to the calling of any AbitibiBowater Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4

Copies of Shareholder Information. AbitibiBowater will deliver to the Trustee copies of all proxy materials (including notices of AbitibiBowater Meetings but excluding proxies to vote AbitibiBowater Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of AbitibiBowater Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of AbitibiBowater Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of AbitibiBowater, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by AbitibiBowater) received by the Trustee from AbitibiBowater contemporaneously with the sending of such materials to holders of AbitibiBowater Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal corporate trust office in the City of Toronto and in the City of Montréal all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the AbitibiBowater Special Voting Share and made available by AbitibiBowater generally to the holders of AbitibiBowater Common Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by AbitibiBowater.

4.5	Other Materials. Immediately after receipt by AbitibiBowater or shareholders of AbitibiBowater of any material sent or given by or on behalf of a third party to holders of AbitibiBowater Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), AbitibiBowater shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. Immediately upon receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of AbitibiBowater, copies of all such materials received by the Trustee from AbitibiBowater. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal corporate trust office in the City of Toronto and in the City of Montréal copies of all such materials.

4.6	List of Persons Entitled to Vote. AbitibiBowater Canada shall, (a) prior to each annual, general and special AbitibiBowater Meeting and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an AbitibiBowater Meeting, at the close of business on the record date established by AbitibiBowater or pursuant to applicable law for determining the holders of AbitibiBowater Common Shares entitled to receive notice of and/or to vote at such AbitibiBowater Meeting. Each such List shall be delivered to the Trustee promptly after receipt by AbitibiBowater Canada of such request or the record date for such meeting. AbitibiBowater agrees to give AbitibiBowater Canada notice (with a copy to the Trustee) of the calling of any AbitibiBowater Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable AbitibiBowater Canada to perform its obligations under this section 4.6.

4.7

Entitlement to Direct Votes. Any Beneficiary named in a List prepared in connection with any AbitibiBowater Meeting will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally to exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting.

(a)	In connection with each AbitibiBowater Meeting, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by it for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

(b)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each AbitibiBowater Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to exercise Voting Rights equal in number to the Beneficiary Votes to which such Beneficiary is entitled by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to exercise Voting Rights equal in number to the Beneficiary Votes to which such Beneficiary is entitled at such meeting by way of a show of hands in respect of any matter, question, proposal or proposition.

4.9	Distribution of Written Materials. Any written materials distributed by the Trustee pursuant to this Amended and Restated Trust Agreement shall be sent by mail (or otherwise communicated in the same manner as AbitibiBowater utilizes in communications to holders of AbitibiBowater Common Shares) to each Beneficiary at its address as shown on the books of AbitibiBowater Canada. AbitibiBowater Canada shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Amended and Restated Trust Agreement.

4.10	Termination of Voting Rights. All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such

Beneficiary, including the right to instruct the Trustee as to the exercise of or to exercise personally corresponding Voting Rights, shall be deemed to be surrendered by the Beneficiary to AbitibiBowater and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares, as specified in Article 5 (unless, in either case, AbitibiBowater shall not have delivered the requisite AbitibiBowater Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of AbitibiBowater Canada pursuant to Article 5 of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Bowater Holdings pursuant to the exercise by Bowater Holdings of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right. AbitibiBowater hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require AbitibiBowater to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Amended and Restated Trust Agreement. AbitibiBowater hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by AbitibiBowater to the Trustee. During the term of the Trust and subject to the terms and conditions of this Amended and Restated Trust Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement; and

(b)	except as specifically authorized by this Amended and Restated Trust Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Amended and Restated Trust Agreement.

5.2	Legended Share Certificates. AbitibiBowater Canada will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right. The Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price. The purchase price payable by AbitibiBowater for each Exchangeable Share to be purchased by AbitibiBowater under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a AbitibiBowater Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by AbitibiBowater causing to be sent to such holder one AbitibiBowater Common Share plus (b) the right to receive the full amount when paid of all unpaid dividends on each such Exchangeable Share for which the record date has occurred prior to the closing of the purchase and sale. The purchase price for each such Exchangeable Share so purchased may be satisfied only by AbitibiBowater issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one AbitibiBowater Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13).

5.5

Exercise Instructions. Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of AbitibiBowater Canada. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal corporate trust office in Toronto, Ontario or Montreal, Québec or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires AbitibiBowater to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of AbitibiBowater Canada and such additional documents and instruments as the Trustee may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require AbitibiBowater to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by AbitibiBowater free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing AbitibiBowater Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, AbitibiBowater Canada and AbitibiBowater of payment) of the taxes (if any) payable as contemplated by section 5.8. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by AbitibiBowater under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of AbitibiBowater Canada.

5.6	Delivery of AbitibiBowater Common Shares: Effect of Exercise. Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires AbitibiBowater to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to AbitibiBowater, the Trustee shall notify AbitibiBowater and AbitibiBowater Canada of its receipt of the same, which notice to AbitibiBowater and AbitibiBowater Canada shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and AbitibiBowater shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the number of AbitibiBowater Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, AbitibiBowater Canada and AbitibiBowater of the payment of) the taxes (if any) payable as contemplated by section 5.8. Immediately upon the giving of notice by the Trustee to AbitibiBowater and AbitibiBowater Canada of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to AbitibiBowater all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of AbitibiBowater Common Shares is not allotted, issued and delivered by AbitibiBowater to the Trustee within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such AbitibiBowater Common Shares are so allotted, issued and delivered by AbitibiBowater. Upon delivery by AbitibiBowater to the Trustee of such AbitibiBowater Common Shares, the Trustee shall deliver such AbitibiBowater Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of AbitibiBowater Common Shares delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction. In the event that a Beneficiary has exercised its right under Article 6 of the Share Provisions to require AbitibiBowater Canada to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by AbitibiBowater Canada pursuant to Section 6.6 of the Share Provisions that AbitibiBowater Canada will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Bowater Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to AbitibiBowater Canada pursuant to Section 6.1 of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that AbitibiBowater Canada is unable to redeem. In any such event, AbitibiBowater Canada hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to AbitibiBowater Canada or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to Section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that AbitibiBowater Canada is not permitted to redeem and will require AbitibiBowater to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes. Upon any sale of Exchangeable Shares to AbitibiBowater pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing AbitibiBowater Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of such Beneficiary or in such names as such Beneficiary may otherwise direct in writing without charge to the Beneficiary; provided, however, that such Beneficiary (a) shall pay (and none of AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada that such taxes, if any, have been paid.

5.9	Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, AbitibiBowater Canada and AbitibiBowater shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from AbitibiBowater Canada and AbitibiBowater of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of AbitibiBowater, a notice of such Insolvency Event, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10

Qualification of AbitibiBowater Common Shares. AbitibiBowater covenants that if any AbitibiBowater Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other Canadian or United States legal requirement before such shares may be issued and delivered by AbitibiBowater to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of AbitibiBowater for purposes of Canadian federal or provincial securities law or an “affiliate” of AbitibiBowater for purposes of United States federal or state securities law), AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such AbitibiBowater Common Shares to be and remain duly registered, qualified or approved. AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all AbitibiBowater Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding AbitibiBowater Common Shares have been listed by AbitibiBowater and remain listed and are quoted or posted for trading at such time.

5.11	AbitibiBowater Common Shares. AbitibiBowater hereby represents, warrants and covenants that the AbitibiBowater Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of AbitibiBowater.

(a) AbitibiBowater will give the Trustee notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the Board of Directors of AbitibiBowater to institute voluntary liquidation, dissolution or winding-up proceedings with respect to AbitibiBowater or to effect any other distribution of assets of AbitibiBowater among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by AbitibiBowater of notice of, and (B) AbitibiBowater otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of AbitibiBowater or to effect any other distribution of assets of AbitibiBowater among its shareholders for the purpose of winding up its affairs, in each case where AbitibiBowater has failed to contest in good faith any such proceeding commenced in respect of AbitibiBowater within 30 days of becoming aware thereof.

(b)	As soon as practicable following receipt by the Trustee from AbitibiBowater of notice of any event (a “Liquidation Event”) contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares provided for in section 5.12(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of AbitibiBowater Common Shares in the distribution of assets of AbitibiBowater in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for AbitibiBowater Common Shares. To effect such automatic exchange, AbitibiBowater shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a AbitibiBowater Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by AbitibiBowater issuing to the Beneficiary one AbitibiBowater Common Share, and (b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date has occurred prior to the date of the exchange.

(d)

On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to AbitibiBowater all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and AbitibiBowater shall issue to the Beneficiary the AbitibiBowater Common Shares issuable upon the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the AbitibiBowater Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with AbitibiBowater pursuant to such automatic exchange shall thereafter be deemed to represent AbitibiBowater Common Shares issued to the Beneficiary by AbitibiBowater pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent AbitibiBowater Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as

AbitibiBowater may reasonably require, AbitibiBowater shall deliver or cause to be delivered to the Beneficiary certificates representing AbitibiBowater Common Shares of which the Beneficiary is the holder.

5.13	Withholding Rights. AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Amended and Restated Trust Agreement to any holder of Exchangeable Shares such amounts as AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion, if any, of the consideration otherwise payable to the holder, AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6

RESTRICTIONS ON ISSUE OF ABITIBIBOWATER SPECIAL VOTING STOCK

6.1	Issue of Additional Shares. During the term of this Amended and Restated Trust Agreement, AbitibiBowater will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with Section 10.2 of the Share Provisions, issue any shares of its Special Voting Stock in addition to the AbitibiBowater Special Voting Share.

ARTICLE 7

CONCERNING THE TRUSTEE

7.1	Powers and Duties of the Trustee. The rights, powers, duties and authorities of the Trustee under this Amended and Restated Trust Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the AbitibiBowater Special Voting Share from AbitibiBowater as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Amended and Restated Trust Agreement;

(c)	exercising the Voting Rights in accordance with the provisions of this Amended and Restated Trust Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from AbitibiBowater as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement;

(e)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Amended and Restated Trust Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries AbitibiBowater Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Amended and Restated Trust Agreement;

(h)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada under this Amended and Restated Trust Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Amended and Restated Trust Agreement.

In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Amended and Restated Trust Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

7.2

No Conflict of Interest. The Trustee represents to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada that at the date of execution and delivery of this Amended and Restated Trust Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Amended and Restated Trust Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Ontario Court of Justice (General Division) for an order that the Trustee be replaced as Trustee hereunder.

7.3	Dealings with Transfer Agents, Registrars, Etc. AbitibiBowater, Bowater Holdings and AbitibiBowater Canada irrevocably authorize the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and AbitibiBowater Common Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Amended and Restated Trust Agreement and (ii) from the transfer agent of AbitibiBowater Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

AbitibiBowater, Bowater Holdings and AbitibiBowater Canada irrevocably authorize their respective registrars and transfer agents to comply with all such requests. AbitibiBowater covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

7.4	Books and Records. The Trustee shall keep available for inspection by AbitibiBowater, Bowater Holdings and AbitibiBowater Canada, at the Trustee’s principal corporate trust office in Toronto, Ontario and Montréal, Québec, correct and complete books and records of account relating to the Trust created by this Amended and Restated Trust Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the AbitibiBowater Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by AbitibiBowater of AbitibiBowater Common Shares in connection with the Exchange Right, during the calendar year ended on such date; and

(c)	any action taken by the Trustee in the performance of its duties under this Amended and Restated Trust Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

7.5	Income Tax Returns and Reports. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded.

7.6	Indemnification Prior to Certain Actions by Trustee. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Amended and Restated Trust Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the AbitibiBowater Special Voting Share pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.

None of the provisions contained in this Amended and Restated Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7	Action of Beneficiaries. No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Amended and Restated Trust Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8	Reliance Upon Declarations. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this Amended and Restated Trust Agreement.

7.9	Evidence and Authority to Trustee. AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada shall furnish to the Trustee evidence of compliance with the conditions provided for in this Amended and Restated Trust Agreement relating to any action or step required or permitted to be taken by AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or the Trustee under this Amended and Restated Trust Agreement or as a result of any obligation imposed under this Amended and Restated Trust Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada promptly if and when:

(a)	such evidence is required by any other section of this Amended and Restated Trust Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Amended and Restated Trust Agreement, gives AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Amended and Restated Trust Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Amended and Restated Trust Agreement shall include a statement by the person giving the evidence:

(a)	declaring that he has read and understands the provisions of this Amended and Restated Trust Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10	Experts, Advisers and Agents. The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)	employ such agents and other assistants as it may reasonably require for the proper discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11	Investment of Moneys Held by Trustee. Unless otherwise provided in this Amended and Restated Trust Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Amended and Restated Trust Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario and the Province of Québec, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of AbitibiBowater Canada. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of AbitibiBowater Canada, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12	Trustee Not Required to Give Security. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Amended and Restated Trust Agreement or otherwise in respect of the premises.

7.13

Trustee Not Bound to Act on Request. Except as in this Amended and Restated Trust Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14	Authority to Carry on Business. The Trustee represents to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada that at the date of execution and delivery by it of this Amended and Restated Trust Agreement it is authorized to carry on the business of a trust company in the Provinces of Ontario and Québec but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Amended and Restated Trust Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario or the Province of Québec, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.15	Conflicting Claims. If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)	all differences with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16	Acceptance of Trust. The Trustee hereby accepts the Trust created and provided for by and in this Amended and Restated Trust Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 8

COMPENSATION

8.1	Fees and Expenses of the Trustee. AbitibiBowater, Bowater Holdings and AbitibiBowater Canada jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Amended and Restated Trust Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Amended and Restated Trust Agreement; provided that AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

ARTICLE 9

INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1	Indemnification of the Trustee. AbitibiBowater, Bowater Holdings and AbitibiBowater Canada jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers and agents appointed and acting in accordance with this Amended and Restated Trust Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Amended and Restated Trust Agreement, or any written or oral instruction delivered to the Trustee by AbitibiBowater, Bowater Holdings or AbitibiBowater Canada pursuant hereto.

In no case shall AbitibiBowater, Bowater Holdings or AbitibiBowater Canada be liable under this indemnity for any claim against any of the Indemnified Parties unless AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall be entitled to participate at their own expense in the defence and, if AbitibiBowater, Bowater Holdings and AbitibiBowater Canada so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by AbitibiBowater, Bowater Holdings or AbitibiBowater Canada; or (ii) the named parties to any such suit include both the Trustee and AbitibiBowater, Bowater Holdings or

AbitibiBowater Canada and the Trustee shall have been advised by counsel acceptable to AbitibiBowater, Bowater Holdings or AbitibiBowater Canada that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to AbitibiBowater, Bowater Holdings or AbitibiBowater Canada and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

9.2	Limitation of Liability. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Amended and Restated Trust Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 10

CHANGE OF TRUSTEE

10.1	Resignation. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada specifying the date on which it desires to resign, provided that such notice shall not be given less than one month before such desired resignation date unless AbitibiBowater, AbitibiBowater Holdings and AbitibiBowater Canada otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.

10.2	Removal. The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on 30 days’ prior notice by written instrument executed by AbitibiBowater, Bowater Holdings and AbitibiBowater Canada, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3

Successor Trustee. Any successor trustee appointed as provided under this Amended and Restated Trust Agreement shall execute, acknowledge and deliver to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Amended and Restated Trust Agreement, with the like effect as if originally named as trustee in this Amended and Restated Trust Agreement. However, on the written request of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Amended and

Restated Trust Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4	Notice of Successor Trustee. Upon acceptance of appointment by a successor trustee as provided herein, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If AbitibiBowater, Bowater Holdings or AbitibiBowater Canada shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada.

ARTICLE 11

ABITIBIBOWATER SUCCESSORS

11.1	Certain Requirements in Respect of Combination, Etc. AbitibiBowater shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

(a)	such other person or continuing corporation is a corporation (herein called the “AbitibiBowater Successor”) incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

(b)	AbitibiBowater Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Amended and Restated Trust Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the AbitibiBowater Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such AbitibiBowater Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of AbitibiBowater under this Amended and Restated Trust Agreement; and

(c)	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2

Vesting of Powers in Successor. Whenever the conditions of section 11.1 have been duly observed and performed, the Trustee and, if required by section 11.1, AbitibiBowater Successor, Bowater Holdings and AbitibiBowater Canada shall execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon

AbitibiBowater Successor shall possess and from time to time may exercise each and every right and power of AbitibiBowater under this Amended and Restated Trust Agreement in the name of AbitibiBowater or otherwise and any act or proceeding by any provision of this Amended and Restated Trust Agreement required to be done or performed by the Board of Directors of AbitibiBowater or any officers of AbitibiBowater may be done and performed with like force and effect by the directors or officers of such AbitibiBowater Successor.

11.3	Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of AbitibiBowater with or into AbitibiBowater or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of AbitibiBowater provided that all of the assets of such subsidiary are transferred to AbitibiBowater or another wholly-owned direct or indirect subsidiary of AbitibiBowater and any such transactions are expressly permitted by this Article 11.

ARTICLE 12

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1	Amendments, Modifications, Etc. This Amended and Restated Trust Agreement may not be amended or modified except by an agreement in writing executed by AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Share Provisions.

12.2	Ministerial Amendments. Notwithstanding the provisions of section 12.1, the parties to this Amended and Restated Trust Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Amended and Restated Trust Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this Amended and Restated Trust Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such boards of directors and the Trustee shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)

making such changes or corrections which, on the advice of counsel to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the board of directors of each of AbitibiBowater, Bowater

Holdings and AbitibiBowater Canada shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

12.3	Meeting to Consider Amendments. AbitibiBowater Canada, at the request of AbitibiBowater, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of AbitibiBowater Canada, the Share Provisions and all applicable laws.

12.4	Changes in Capital of AbitibiBowater and AbitibiBowater Canada. At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either AbitibiBowater Common Shares or the Exchangeable Shares or both are in any way changed, this Amended and Restated Trust Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which AbitibiBowater Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5	Execution of Supplemental Trust Agreements. No amendment to or modification or waiver of any of the provisions of this Amended and Restated Trust Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time AbitibiBowater Canada (when authorized by a resolution of its board of directors), AbitibiBowater (when authorized by a resolution of its board of directors), Bowater Holdings (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of AbitibiBowater Successors to AbitibiBowater and the covenants of and obligations assumed by each such AbitibiBowater Successor in accordance with the provisions of Article 11 and the successors or any successor trustee in accordance with the provisions of Article 10;

(b)	making any additions to, deletions from or alterations of the provisions of this Amended and Restated Trust Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee or this Amended and Restated Trust Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Amended and Restated Trust Agreement, including without limitation, to make or evidence any amendment or modification to this Amended and Restated Trust Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 13

TERMINATION

13.1	Term. The Trust created by this Amended and Restated Trust Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2	Survival of Agreement. This Amended and Restated Trust Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 8 and Article 9 shall survive any such termination of this Amended and Restated Trust Agreement.

ARTICLE 14

GENERAL

14.1	Severability. If any provision of this Amended and Restated Trust Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Amended and Restated Trust Agreement shall not in any way be affected or impaired thereby and the Amended and Restated Trust Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2	Enurement. This Amended and Restated Trust Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

14.3	Notices to Parties. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

a)	if to AbitibiBowater:

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montréal, Québec H3B 5H2

b)	if to Bowater Holdings:

Bowater Canadian Holdings Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

c)	if to AbitibiBowater Canada:

AbitibiBowater Canada Inc.

1000 de la Gauchetière Street West

Suite 2820

Montréal, Québec H3B 4W5

Attention: Secretary

Fax: (514) 954-2952

d)	if to Bowater:

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

e)	if to the Trustee:

CIBC Mellon Trust Company

2001 University Street

Suite 1600

Montreal, Quebec

H3A 2A6

Attention: Senior Manager, Client Services

Fax: (514) 285-3640

f)	With a copy to:

Ogilvy Renault LLP 1981 McGill College Avenue Suite 1100 Montréal, Québec H3A 3C1 Attention: Francis Legault Fax: (514) 286-5474	Davies Ward Phillips & Vineberg 1501 McGill College Avenue 20th Floor Montréal, Québec H3A 3N9 Attention: Maryse Bertrand Fax: (514) 841-6499

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4	Notice of Beneficiaries. Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of AbitibiBowater Canada from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

14.5	Counterparts. This Amended and Restated Trust Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.6	Jurisdiction. This Amended and Restated Trust Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.7

Attornment. Each of the Trustee, AbitibiBowater, Bowater Holdings and Bowater agrees that any action or proceeding arising out of or relating to this Amended and Restated Trust Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any final judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints AbitibiBowater Canada at its registered office in the Province of Ontario as attorney for service of process.

14.8	Undertaking of Bowater. Bowater hereby acknowledges the provisions of this Amended and Restated Trust Agreement and undertakes to cause Bowater Holdings and AbitibiBowater Canada to take all actions necessary in order for each of Bowater Holdings and AbitibiBowater Canada to comply with their respective obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Trust Agreement to be duly executed as of the date first above written.

ABITIBIBOWATER INC.

By:
Name:
Title:

BOWATER CANADIAN HOLDINGS INCORPORATED

By:
Name:
Title:

ABITIBIBOWATER CANADA INC.

By:
Name:
Title:

BOWATER INCORPORATED

By:
Name:
Title:

CIBC MELLON TRUST COMPANY

By:
Name:
Title:

By:
Name:
Title: